Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Results for Its Fiscal 2019 First Quarter

  Total revenues increased 7.7 percent to $169.5 million compared with $157.3 million in the prior year period, driven by double digit growth in the Company’s 1-800-Flowers and BloomNet businesses.
  EPS loss for the quarter was $0.27 per share, compared with a loss of $0.20 per share in the prior year period. The increased EPS loss primarily reflects the impact of the 2017 Tax Cuts and Jobs Act on the Company’s effective tax rate, the adoption of ASC1 606 and the timing of certain shipments in the Company’s Gourmet Foods and Gift Baskets segment.
  Adjusted EBITDA2 was a loss of $13.9 million, compared with an Adjusted EBITDA loss of $10.1 million in the prior year period. The increased Adjusted EBITDA loss primarily reflects the adoption of ASC 606, as well as the timing of certain shipments in the Company’s Gourmet Foods and Gift Baskets segment.

(1Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606); 2Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--November 1, 2018--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), a leading gourmet food and floral gift provider for all occasions, today reported results for its Fiscal 2019 first quarter. Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said “The strong revenue growth that we achieved in the fiscal first quarter was driven by double-digit increases in our 1-800-Flowers and BloomNet businesses. These results reflect the continuation of several positive trends, particularly the further expansion of the 1-800-Flowers brand’s leadership position in the consumer floral space and the significant order volume growth in our BloomNet business. These trends reflect the investments we have been making to take advantage of market conditions to drive sustainable, accelerated growth.”

McCann also noted that, while revenues in the Company’s Gourmet Foods and Gift Baskets segment were essentially flat, “Results in this area were in line with our expectations and primarily reflected the timing of certain shipments, including gift baskets for some wholesale customers that shifted into our fiscal second quarter and Harry & David’s Cherry Fruit of the Month Club which, based on timing of the harvest, was shipped in our fiscal 2018 fourth quarter. Adjusted for the timing of these shipments, revenues in this segment would have increased more than five percent. Importantly, Harry & David’s ecommerce demand was ten percent during the quarter and our Cheryl’s Cookies business showed strong operational performance. Overall, as we enter the key holiday shopping period, the positive trends we are seeing across all three of our business segments position us well for the holiday season.”

First Quarter 2019 Financial Results

For the first quarter of 2019, total consolidated revenues increased 7.7 percent to $169.5 million, compared with total consolidated revenues of $157.3 million in the prior year period. Revenue growth in the quarter was driven by the Company’s 1-800-Flowers consumer floral segment, which increased 11.1 percent for the period, combined with its BloomNet wire service business which grew 21.4 percent, compared with the prior year period.

Gross profit margin for the quarter was 40.4 percent, a decrease of 240 basis points compared with 42.8 percent in the prior year period. This primarily reflected a combination of investments to drive increased order volume in the Company’s Consumer Floral and BloomNet businesses and product mix in the Company’s Gourmet Foods and Gift Baskets segment related to the timing of certain wholesale and Fruit-of-the-Month Club shipments.

Operating expenses, in dollar terms, increased year over year due, in part, to increased marketing and related expenses to support accelerated growth, as well as the impact of ASC 606, which changed the timing as to when the Company is required to recognize catalog and direct mail expenses. Catalogs and direct mail pieces that were mailed during the Company’s first quarter of fiscal 2019 were expensed immediately, compared with the prior year period when such expenses were amortized over their respective lives, which extended into the Company’s fiscal second quarter. Operating expenses as a percent of total revenue improved 120 basis points to 54.0 percent, compared with 55.2 percent in the prior year period. This improvement reflects the Company’s ability to leverage its operating platform.

The combination of these factors resulted in an Adjusted EBITDA loss of $13.9 million compared with an Adjusted EBITDA loss of $10.1 million in the prior year period. The higher loss reflects the lower contribution margin in the Company’s Gourmet Foods and Gift Baskets segment, due primarily to the adoption of ASC 606, as well as the timing of certain shipments in this segment, partially offset by the increased contribution margins in the Company’s Consumer Floral and BloomNet segments.

Net loss was $17.3 million, or $0.27 loss per share, compared with a net loss of $13.2 million, or $0.20 loss per share, in the prior year period. The increased loss in the quarter primarily reflected the impact of ASC 606, the timing of certain shipments within the Company’s Gourmet Foods and Gift Baskets segment and a reduced tax benefit associated with the lower effective tax rate of 27.1 percent in the quarter, compared with the prior year period’s effective tax rate of 35.1 percent. The new tax rate went into effect during the Company’s fiscal second quarter last year due to the Tax Cuts and Jobs Act.

Segment Results from Continuing Operations:

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the first quarter were $60.5 million, essentially flat compared with revenues of $61.0 million in the prior year period. This reflected a shift into the fiscal second quarter of some gift basket shipments for certain wholesale customers and a shift in timing of the Harry & David Cherry Fruit of the Month Club shipment into the Company’s fiscal 2018 fourth quarter, compared with the prior year period when these shipments occurred in the fiscal first quarter. Adjusted for these timing changes, growth in the quarter would have exceeded five percent. Gross profit margin was 38.1 percent, a decrease of 310 basis points compared with 41.2 percent in the prior year period. The lower gross profit margin primarily reflected a product mix shift related to the aforementioned timing of shipments, as well as higher labor and shipping costs. Category contribution margin loss was $9.1 million compared with a loss of $5.0 million in the prior year period, reflecting both the lower gross profit margin and higher marketing costs related to the impact of the ASC 606.
  Consumer Floral: Fiscal first quarter revenues in this segment increased 11.1 percent to $85.1 million, compared with $76.6 million in the prior year period. Gross profit margin was 39.1 percent, a decrease of 100 basis points compared with 40.1 percent in the prior year period. The lower gross profit margin primarily reflected the combination of several factors, including product mix, increased shipping costs and strong growth in the Company’s Passport loyalty program. Category contribution margin increased 7.5 percent to $7.5 million, compared with $7.0 million in the prior year period.
  BloomNet Wire Service: Revenues for the first quarter increased 21.4 percent to $24.0 million, compared with $19.8 million in the prior year period, primarily reflecting strong growth in order volumes as well as increased sales of directory advertising and wholesale products. Gross profit margin was 49.6 percent, a decrease of 640 basis points compared with 56.0 percent in the prior year period, primarily reflecting investments to drive order volume growth. Contribution margin increased 14.0 percent to $7.6 million, compared with $6.7 million in the prior year period.

Company Guidance

The Company is reiterating its previously issued guidance for fiscal 2019 as follows:

  Consolidated revenue growth of 5.0%-to-7.0% compared with the prior year;
  EPS in a range of $0.38-to-$0.42;
  Adjusted EBITDA in a range of $77.0 million-to-$80.0 million, and;
  Free Cash Flow for the year in a range of $30.0 million-to-$40.0 million.

Definitions of non-GAAP Financial Measures:

The Company sometimes uses financial measures derived from consolidated financial information, but not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “(1)”. See below for definitions and the reasons why the Company uses these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period to period comparability. See Selected Financial Information at the end of this release for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. When viewed together with our GAAP results, we believe Segment Contribution Margin provides management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts for all celebratory occasions. For more than 40 years, 1-800-Flowers.com® has been delivering smiles to customers with a 100% Smile Guarantee® backing every gift. The 1-800-FLOWERS.COM, Inc. family of brands also includes everyday gifting and entertaining products from 1-800-Baskets.com®, Cheryl’s Cookies®, FruitBouquets.com®, Harry & David®, Moose Munch®, The Popcorn Factory®, Wolferman’s®, Personalization Universe®, Simply Chocolate®, and GoodseySM. Additionally, the Company offers top-quality steaks and chops from Stock Yards®. The Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across the Company’s portfolio of brands, is designed to deepen relationships with customers. BloomNet®, an international floral wire service operated by the Company, provides a broad-range of products and services designed to help professional florists grow their businesses profitably. The Company also operates NapcoSM, a resource for floral gifts and seasonal décor and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. received the Gold award in the “Mobile Payments and Commerce” category at the Mobile Marketing Association 2018 Global Smarties Awards and was named to the Stores® 2017 Hot 100 Retailers List by the National Retail Federation. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s expectations for: the success of its planned investments in strategic or targeted investments in marketing and merchandising programs designed to accelerate revenue growth; its ability to achieve its guidance for full fiscal-year 2019 revenue growth in a range of 5-to-7 percent; its ability to achieve full fiscal-year 2019 Adjusted EBITDA in a range of $77.0 million-to-$80.0 million and EPS in a range of $0.38 -to- $0.42 per fully-diluted share, its ability to generate Free Cash Flow for the full fiscal 2019 year in a range of $30.0 million-to-$40.0 million; its ability to leverage its operating platform and reduce its operating expense ratio; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, November 1, 2018, at 11:00 a.m. (ET). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. ET on the day of the call through November 8, 2018 at: (US) 1-877-344-7529; (Canada) 1-855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10125543.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	September 30, 2018	July 1, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,016	$147,240
Trade receivables, net	30,735	12,935
Inventories	160,680	88,825
Prepaid and other	25,998	24,021
Total current assets	244,429	273,021

Property, plant and equipment, net	160,350	163,340
Goodwill	62,590	62,590
Other intangibles, net	59,606	59,823
Other assets	13,630	12,115
Total assets	$540,605	$570,889

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$33,200	$41,437
Accrued expenses	70,896	73,299
Current maturities of long-term debt	10,781	10,063
Total current liabilities	$114,877	124,799

Long-term debt	89,617	92,267
Deferred tax liabilities	25,941	26,200
Other liabilities	14,186	12,719
Total liabilities	244,621	255,985
Total stockholders’ equity	295,984	314,904
Total liabilities and stockholders’ equity	$540,605	$570,889

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Operations (In thousands, except for per share data) (unaudited)

	Three Months Ended
	September 30, 2018	October 1, 2017
Net revenues:
E-commerce (combined online and telephonic)	$117,700	$108,771
Other	51,796	48,578
Total net revenues	169,496	157,349
Cost of revenues	100,956	90,071
Gross profit	68,540	67,278
Operating expenses:
Marketing and sales	52,954	49,722
Technology and development	10,279	9,670
General and administrative	20,430	19,405
Depreciation and amortization	7,843	8,084
Total operating expenses	91,506	86,881
Operating loss	(22,966)	(19,603)
Interest expense, net	(990)	(1,031)
Other income, net	274	260
Loss before income taxes	(23,682)	(20,374)
Income tax benefit	(6,416)	(7,152)
Net loss	$(17,266)	$(13,222)

Basic and diluted net loss per common share	$(0.27)	$(0.20)

Basic and diluted weighted average shares used in the calculation of net loss per common share	64,620	64,954

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Three months ended
	September 30, 2018	October 1, 2017

Operating activities:
Net loss	($17,266)	($13,222)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,843	8,084
Amortization of deferred financing costs	224	240
Deferred income taxes	(259)	(386)
Bad debt expense	224	200
Stock-based compensation	955	1,101
Other non-cash items	286	239
Changes in operating items:
Trade receivables	(18,024)	(21,837)
Inventories	(71,855)	(72,558)
Prepaid and other	(2,731)	(9,207)
Accounts payable and accrued expenses	(8,766)	(15,038)
Other assets	(1)	(14)
Other liabilities	(53)	96
Net cash used in operating activities	(109,423)	(122,302)

Investing activities:
Working capital adjustment related to sale of business	-	(8,500)
Capital expenditures, net of non-cash expenditures	(4,907)	(4,034)
Net cash used in investing activities	(4,907)	(12,534)

Financing activities:
Acquisition of treasury stock	(4,040)	(4,320)
Proceeds from exercise of employee stock options	302	-
Repayment of notes payable and bank borrowings	(2,156)	(1,437)
Net cash used in financing activities	(5,894)	(5,757)

Net change in cash and cash equivalents	(120,224)	(140,593)
Cash and cash equivalents:
Beginning of period	147,240	149,732
End of period	$27,016	$ 9,139

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)

	Three Months Ended
	September 30, 2018	October 1, 2017	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$85,076	$76,610	11.1%
BloomNet Wire Service	23,993	19,764	21.4%
Gourmet Food & Gift Baskets	60,518	60,986	-0.8%
Corporate	267	270	-1.1%
Intercompany eliminations	(358)	(281)	-27.4%
Total net revenues	$169,496	$157,349	7.7%

Gross profit:
1-800-Flowers.com Consumer Floral	$33,288	$30,734	8.3%
	39.1%	40.1%

BloomNet Wire Service	11,907	11,058	7.7%
	49.6%	56.0%

Gourmet Food & Gift Baskets	23,036	25,152	-8.4%
	38.1%	41.2%

Corporate (a)	309	334	-7.5%
	115.7%	123.7%

Total gross profit	$68,540	$67,278	1.9%
	40.4%	42.8%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (b):
1-800-Flowers.com Consumer Floral	$7,495	$6,971	7.5%
BloomNet Wire Service	7,638	6,701	14.0%
Gourmet Food & Gift Baskets	(9,121)	(4,987)	-82.9%
Segment Contribution Margin Subtotal	6,012	8,685	-30.8%
Corporate (a)	(21,135)	(20,204)	-4.6%
EBITDA (non-GAAP)	(15,123)	(11,519)	-31.2%
Add: Stock-based compensation	955	1,101	-13.3%
Add: Comp charge related to NQ Plan Investment Appreciation	282	275	2.5%
Adjusted EBITDA (non-GAAP)	$(13,886)	$(10,143)	-36.9%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

	Three Months Ended
	September 30, 2018		October 1, 2017
Reconciliation of Net Loss to Adjusted EBITDA (non-GAAP):
Net Loss	$	(17,266)	$(13,222)
Add:
Interest expense, net		716	771
Depreciation and amortization		7,843	8,084
Less:
Income tax benefit		6,416	7,152
EBITDA (non-GAAP)		(15,123)	(11,519)
Add: Compensation Charge related to NQ Plan Investment Appreciation		282	275
Add: Stock-based compensation		955	1,101
Adjusted EBITDA (non-GAAP)		$(13,886)	$(10,143)

(a)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

(b)	Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

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CONTACT:
For 1-800-FLOWERS.COM, Inc.
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Kathleen Waugh, 516-237-6028
kwaugh@1800flowers.com